Exhibit 99.9

June 27, 2002
First Reserve Fund VI, Limited Partnership
In care of First Reserve Corporation
1801 California Street, Suite 4110
Denver, CO 80202
Attention: Thomas R. Denison

Re:    Sale of TransMontaigne Inc. Common Stock

Dear Tom:

As you know, TransMontaigne Inc. (the “Company”) is currently undertaking a financial restructuring. In connection with the restructuring, the Company desires to repurchase (the “Repurchase”) all of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) held by First Reserve Fund VI, Limited Partnership (“Fund VI”). In furtherance of the Repurchase and for good and valuable consideration the parties hereto agree as follows:

1.        Fund VI agrees to sell to the Company, and the Company agrees to purchase from Fund VI on the Closing Date (as defined below), 4,130,473 shares of the Common Stock (the “Shares”) for an aggregate purchase price of $20,445,841 (the “Purchase Price”). No further payment shall be required from the Company for the Shares.

2.        The Closing of the purchase and sale of the Shares by the Company shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. New York City time on June 28, 2002 or such other time and date as shall be mutually agreed to by the parties. Such time and date are herein referred to as the “Closing Date”.

3.        At the closing, Fund VI will deliver to the Company certificates evidencing 4,130,473 shares of Common Stock, and the Company will deliver to Fund VI a certified or official bank check (or wire transfer) in an amount equal to the Purchase Price.

4.        Each of Fund VI and the Company hereby represents that (a) it has all requisite power, authority and legal right to execute, deliver, enter into, consummate the transactions contemplated by and perform its obligations under this Letter Agreement; (b) its execution, delivery and performance of this Letter Agreement has been duly authorized by all required corporate and other actions; (c) it has duly executed and delivered this Letter Agreement, and this Letter Agreement constitutes its legal, valid and binding obligations, enforceable against each party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to the rights of creditors generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law; and (d) the execution, delivery and performance by it of this Letter Agreement and any of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of (A) its charter or by-laws, (B) any law, rule, regulation or order of any federal, state, county, municipal or other governmental authority, or any judgment, writ, injunction, decree, award or other action of any court or governmental authority or arbitrator(s), or any agreement, indenture or other instrument applicable to it or any of its respective properties, or (C) any agreement or instrument to which it is a party or by which it is bound, except in the case of subclauses (B) and (C), such violations or conflicts which would not individually or in the aggregate have a material adverse effect on the condition of its business.

5.        Fund VI represents that it has, or as of the Closing Date will have, good and valid title to the Shares, free and clear of all liens, charges, claims, pledges or other encumbrances of any kind.

6.        Each party’s obligations hereunder are subject to the consummation of the recapitalization of the certain shares of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) and certain of the Warrants, each to purchase three-fifths of one share of Common Stock pursuant to the Preferred Stock Recapitalization Agreements between each of the holders of the Series A Preferred Stock and the Company.

7.        This Letter Agreement shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. This Letter Agreement may not be amended, modified or withdrawn without the consent of each of the parties hereto.

Please acknowledge your agreement with the foregoing by executing this letter below, and returning one copy to the undersigned.

TransMontaigne Inc.

by
/s/ Harold R. Logan, Jr.
Name: Harold R. Logan, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer

First Reserve Fund VI, Limited Partnership by First Reserve Corporation, its general partner by
/s/ Thomas R. Denison
Name: Thomas R. Denison Title: Managing Director